Exhibit E

Joint Filing Agreement

     The undersigned hereby agree as follows:

     1. Each of the undersigned is individually eligible to use the Schedule 13D to which this exhibit is attached; the Schedule 13D is filed on behalf of each of the undersigned; and all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements; and

     2. Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe that such information is inaccurate.

July 14, 2004	/s/ O. Victor Edelbrock, Jr.
O. VICTOR EDELBROCK, JR.

July 14, 2004	/s/ Nancy Edelbrock
NANCY EDELBROCK

July 14, 2004	EDELBROCK HOLDINGS, INC.
	By:	/s/ O. Victor Edelbrock, Jr.
O. Victor Edelbrock, Jr.
Chief Executive Officer

July 14, 2004	EDELBROCK MERGER SUB, INC.
	By:	/s/ O. Victor Edelbrock, Jr.
O. Victor Edelbrock, Jr.
Chief Executive Officer

July 14, 2004	THE VIC AND NANCY EDELBROCK INTER VIVOS TRUST DATED DECEMBER 19, 1980
THE VIC EDELBROCK, SR. WILL MARITAL DEDUCTION FUND
THE VIC EDELBROCK, SR. WILL RESIDUARY FUND
THE SEAN MICHAEL ROBB TRUST
THE ALEXANDER EDELBROCK WILSON TRUST
THE COURTNEY ISOM TRUST
THE CAREY EDELBROCK ROBB TRUST
THE CATHLEEN EDELBROCK TRUST
THE CHRISTINA EDELBROCK WILSON TRUST
THE TROY FREDERICK ROBB TRUST
THE GRANT DOUGLAS ROBB TRUST
THE BROOKE ELIZABETH ROBB TRUST
THE KYLE PATRICK ROBB TRUST

	By:	/s/ O. Victor Edelbrock, Jr.
O. Victor Edelbrock, Jr.
Trustee